As filed with the Securities and Exchange Commission on July 10, 2025

Registration No. 333-21895
Registration No. 333-100511
Registration No. 333-160996
Registration No. 333-276768

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT No. 333-21895
FORM S-8 REGISTRATION STATEMENT No. 333-100511
FORM S-8 REGISTRATION STATEMENT No. 333-160996
FORM S-8 REGISTRATION STATEMENT No. 333-276768
UNDER
THE SECURITIES ACT OF 1933

Radius Recycling, Inc.
(Exact name of registrant as specified in its charter)

Oregon	93-0341923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 SW Columbia Street, Suite 1150
Portland, Oregon
(Address of Principal Executive Offices)

97201
(Zip Code)

Schnitzer Steel Industries, Inc. 1993 Stock Incentive Plan
Radius Recycling, Inc. 2024 Omnibus Incentive Plan
(Full Title of the Plans)

James Matthew Vaughn
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Radius Recycling, Inc.
222 SW Columbia Street, Suite 1150
Portland, Oregon 97201
+1 (503) 224-9900
(Name and address and telephone number, including area code, of agent for service of process)

Copies to:

Nels Hansen, Esq.
Shino Asayama, Esq.
White & Case LLP
White & Case Law Offices (Registered Association)
Marunouchi Trust Tower Main
26th Floor 1-8-3 Marunouchi
Chiyoda-ku, Tokyo 100-0005 Japan
+81 3-6384-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the below-listed Registration Statements on Form S-8 named herein (collectively, the “Registration Statements”) of Radius Recycling, Inc. (f/k/a Schnitzer Steel Industries, Inc.), an Oregon corporation (the “Company”).

On July 10, 2025, the Company was acquired by Toyota Tsusho America, Inc. (“TAI”) pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2025, by and among the Company, TAI, and TAI Merger Corporation (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of TAI. On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of TAI.

As a result of the Merger, the Company has terminated all offerings and sales of securities under the below-listed Registration Statements, which have been previously filed with the Securities and Exchange Commission (the “SEC”), and is no longer issuing securities under the Schnitzer Steel Industries, Inc. 1993 Stock Incentive Plan (the “1993 Plan”) and the Radius Recycling, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”). Accordingly, the Company is filing this Post-Effective Amendment No. 1 to each of the Registration Statements named below to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1.
Registration Statement on Form S-8 (Registration No. 333-21895), filed with the SEC on February 14, 1997, registering the offer and sale of 825,000 shares of the Company’s Class A common stock, $1.00 par value per share (“Common Stock”) under the 1993 Plan;

2.	Registration Statement on Form S-8 (Registration No. 333-100511), filed with the SEC on October 11, 2002, registering the offer and sale of 1,200,000 shares of Common Stock under the 1993 Plan;

3.	Registration Statement on Form S-8 (Registration No. 333-160996), filed with the SEC on August 3, 2009, registering the offer and sale of 5,000,000 shares of Common Stock under the 1993 Plan; and

4.	Registration Statement on Form S-8 (Registration No. 333-276768), filed with the SEC on January 30, 2024, registering the offer and sale of 3,000,000 shares of Common Stock under the 2024 Plan.

The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of each Registration Statement. This Post-Effective Amendment No. 1 is being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon on July 10, 2025.

Radius Recycling, Inc.

By:	/s/ James Matthew Vaughn
Name: James Matthew Vaughn
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.